Exhibit 5.1

355 South Grand Avenue Los Angeles, California 90071-1560 Tel: +1.213.485.1234 Fax: +1.213.891.8763 www.lw.com
FIRM / AFFILIATE OFFICES
June 12, 2012 Motorcar Parts of America, Inc. 2929 California Street Torrance, CA 90503	Abu Dhabi Barcelona Beijing Boston Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re: Motorcar Parts of America, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Motorcar Parts of America, Inc., a New York corporation (the “Company”), in connection with the resale from time to time by the selling securityholders named in the Registration Statement (as defined below) of up to 1,936,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share.  The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 12, 2012 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus (the “Prospectus”), other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the Business Corporation Law of the State of New York, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, as of the date hereof, the issue and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and the Shares are validly issued, fully paid and nonassessable.

June 12, 2012

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP